Exhibit 99.1

Contact:	Marie-France Tschudin Director, Strategic Marketing Europe Celgene International +41 32 729 84 30	Catarina Edfjäll Head of Regulatory Affairs Europe Celgene International +41 32 729 87 63

SWOG PHASE III TRIAL REPORTS REVLIMID® (lenalidomide) PLUS DEXAMETHASONE ACHIEVES SUPERIOR PROGRESSION-FREE SURVIVAL IN NEWLY DIAGNOSED MULTIPLE MYELOMA PATIENTS

77% One-Year Progression-Free Survival In REVLIMID plus dexamethasone arm compared to 55% for dexamethasone alone

85% Overall Response Rate with REVLIMID plus dexamethasone compared to 51% in dexamethasone alone

BOUDRY, Switzerland — (December 9, 2007) — Celgene International Sàrl (NASDAQ: CELG) announced that results from the Southwest Oncology Group (SWOG) Phase III randomized, controlled trial evaluating REVLIMID (lenalidomide) and the steroid dexamethasone were presented for the first time at the 49th annual American Society of Hematology (ASH) Meeting. The SWOG (S0232) study (Abstract #77) evaluated the combination therapy of REVLIMID and dexamethasone in patients with newly diagnosed multiple myeloma and found that patients given the treatment regimen had superior response rates and progression-free survival compared to those who received dexamethasone alone.

According to Brian G.M. Durie, M.D., Chairman of the International Myeloma Foundation and co-chair of the SWOG Myeloma Committee, “REVLIMID with standard dose dexamethasone is among the most active up-front combination regimens against myeloma.”

Overall response rate in patients receiving REVLIMID and dexamethasone was 85.3% with 22.1% of patients achieving complete responses compared to 51.3% and 3.8%, respectively in the dexamethasone only group. Additionally, estimated one year progression-free survival was 77% in patients who received the combined therapy compared to 55% who received dexamethasone alone. The one-year overall survival rates in both arms of the study are among the highest ever reported (93% and 91%), influenced by the fact that patients in the dexamethasone only arm crossed over and received REVLIMID and dexamethasone, at the time of progression or when the study was halted.

“These results demonstrate that REVLIMID plus dexamethasone is an excellent treatment in newly diagnosed multiple myeloma,” said Dr. Durie. “Additionally, REVLIMID offers a quality of life advantage through its oral formulation and rare incidence of peripheral neuropathy, a treatment-limiting side effect.”

The SWOG trial permanently closed enrollment in May after the preliminary one-year survival results from the Eastern Cooperative Oncology Group (ECOG) Phase III study (E4A03) were released. The ECOG trial showed an unprecedented survival advantage in using REVLIMID and low-dose dexamethasone in newly diagnosed multiple myeloma patients.

Grade 3/4 adverse events were more frequent in multiple myeloma patients who received the combination of lenalidomide/dexamethasone compared to dexamethasone alone. Neutropenia (13.5%; 27/198) and infections (19.1%, 38/198) were the most frequently reported adverse events. DVT occurred in 25% of patients receiving REVLIMID and dexamethasone compared to 7% with dexamethasone alone, however, with the use of aspirin as a prophylaxis the DVT events were 14% and 12% respectively.

About REVLIMID®
REVLIMID is an oral medication currently approved in the United States, the EU and Switzerland for treatment of patients with multiple myeloma in combination with dexamethasone who have received at least one prior therapy. REVLIMID is also approved in the United States for transfusion-dependent anemia due to low- or intermediate-1-risk MDS associated with a deletion 5q cytogenetic abnormality with or without additional cytogenetic abnormalities. REVLIMID has obtained Orphan Drug designation in the EU, U.S., Switzerland and Australia.

About Multiple Myeloma
Multiple myeloma (also known as myeloma or plasma cell myeloma) is a cancer of the blood in which malignant plasma cells are overproduced in the bone marrow. Plasma cells are white blood cells that help produce antibodies called immunoglobulins that fight infection and disease. However, most patients with multiple myeloma have cells that produce a form of immunoglobulin called paraprotein (or M protein) that does not benefit the body. In addition, the malignant plasma cells replace normal plasma cells and other white blood cells important to the immune system. Multiple myeloma cells can also attach to other tissues of the body, such as bone, and produce tumors. The cause of the disease remains unknown.

About Celgene International Sárl
Celgene International Sárl, located in Boudry, Switzerland, is a wholly owned subsidiary and international headquarters of Celgene Corporation. Celgene Corporation, headquartered in Summit, New Jersey, is an integrated global pharmaceutical company engaged primarily in the discovery, development and commercialization of innovative therapies for the treatment of cancer and inflammatory diseases through gene and protein regulation. For more information, please visit the Company’s website at www.celgene.com.

This release contains certain forward-looking statements which involve known and unknown risks, delays, uncertainties and other factors not under the Company’s control, which may cause actual results, performance or achievements of the Company to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include results of current or pending research and development activities, actions by the FDA and other regulatory authorities, and those factors detailed in the Company’s filings with the Securities and Exchange Commission such as Form 10-K, 10-Q and 8-K reports.

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